Exhibit 10.34

LOAN AGREEMENT

RE: $11,000,000.00  TERM LOAN

THIS LOAN AGREEMENT made as of the 14th day of March, 2006 by and between FIRST ALBANY COMPANIES INC., a New York corporation, with its principal office and place of business as of the date hereof at 677 Broadway, Albany, New York 12207 (the "Borrower"), and KEYBANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, with an office for the transaction of business as of the date hereof at 66 South Pearl Street, Albany, New York, 12207 (the "Bank").

W I T N E S S E T H:

WHEREAS, the Borrower has applied to the Bank for extensions of credit, and

WHEREAS, the Bank upon the terms and conditions hereinafter set forth has agreed to make extensions of credit to the Borrower.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration exchanged between the parties hereto, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Defined Terms.  As used in this Loan Agreement, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“2004 Loan Agreement” means that certain Loan Agreement Re: $20,000,000.00 Term Loan by and between the Borrower and the Lender dated February 18, 2004, as the same has been and may be modified and amended.

“2004 Term Loan” means the Term Loan as defined in the 2004 Loan Agreement.

“2005 Loan Agreement” means that certain Loan Agreement Re: $4,857,000.00 Term Loan by and between the Borrower and the Lender dated December 30, 2005, as the same may be modified and amended.

“2005Term Loan” means the Term Loan as defined in the 2005 Loan Agreement.

“2005/2004 Term Loan Mandatory Prepayment” means the prepayment in full of the 2005 Term Loan and prepayment on the 2004 Term Loan all in accordance with section 2.10 hereof.

“2006 Term Loan” means that certain 2006 Term loan in the principal amount of up to $11,000,000.00 being made to the Borrower by the Bank pursuant to the provisions of Article II hereof.

“2006 Term Loan Commitment” means, the Bank’s obligation to make Advances of the 2006 Term Loan pursuant to Article II.

“2006 Term Loan Commitment Amount” means as of any Determination Date the lesser of (a) $11,000,000.00 and (b) thirty percent (30%) of the Restricted Shares Current Market Value.

“2006 Term Note” means the promissory note of the Borrower payable to the Bank, substantially in the form of Exhibit “A” hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the Indebtedness of the Borrower to the Bank resulting from Advances of the 2006 Term Loan, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Acceptable Securities” means (a) U.S. Treasury Bonds; (b) U.S. Treasury Notes; (c) U.S. Agency Bonds; (d) Traded Corporate Bonds and (e) State or Municipal Bonds, which securities otherwise in compliance with the requirements of items (a) – (e) are acceptable to the Bank.

“Acceptable Securities Pledge Agreement” means that certain Acceptable Securities Pledge and Security Agreement pursuant to the terms of which the Borrower shall grant the Bank a security interest in the Pledged Acceptable Securities to secure the Obligations, in the form attached hereto as Exhibit “F”.

 “Additional Costs” has the meaning set forth in Section 2.08 hereof.

“Adjusted Prime Rate” – means a rate per annum equal to one percent (1%) in excess of the Prime Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Prime Rate.

“Advance” means an extension of credit under the 2006 Term Loan to the Borrower by the Bank.

“Advance Date(s)” means (i) the Closing Date, (ii) the first Business Day in each of the two calendar month(s) immediately following the Closing Date and (iii) May 8, 2006; provided such Advance Date occurs prior to the Maturity Date, each being a date upon which the Bank, subject to the terms and provision hereof, shall make an Advance to the Borrower in accordance with Article II.

“Advance Rate” means for each type of Acceptable Security (i.e. U.S. Treasury Bonds, U.S. Treasury Notes, U.S. Agency Bonds, Traded Corporate Bonds and State or Municipal Bonds) the percentage Advance Rate set forth opposite such type of Acceptable Security on Exhibit “E”

“Advance Request Date” means the day upon which the Bank shall receive an Advance Request Notice.

“Advance Request Notice” means the irrevocable notice from the Borrower to the Bank in accordance with section 2.01 hereof requesting that the Bank make an Advance under the 2006 Term Loan.

“Advance Termination Date” means May 8, 2006, the final date upon which the Bank shall make an Advance to the Borrower.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation, and no Consolidated Subsidiary of the Borrower shall be deemed to be an Affiliate of the Borrower (or of any of its Subsidiaries).

“Bank” means KeyBank National Association, a national banking association, its successors and/or assigns.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” means First Albany Companies Inc., a New York business corporation, its successors and/or assigns.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York and, if the Interest Rate relates to a LIBOR Rate, any day on which dealings in dollar deposits are also carried on in the London interbank market.

“Cash Collateral” means the sum of immediately available funds on deposit in the Cash Collateral Account.

“Cash Collateral Account” means the deposit account maintained with the Bank pursuant to the Pledge Agreement Deposit Account.

“Cash Collateralize” means, with respect to a Collateral Deficiency Occurrence, the deposit of immediately available funds into the Cash Collateral Account, which deposit shall be in an amount equal to the amount of the Collateral Deficiency then existing.

“Cash Dividends” means any cash payments to shareholders.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Chief Financial Officer of the Borrower” means the Borrower's Chief Financial Officer.

“Closing Date” means the date on which the first Advance under the 2006 Term Loan is made.

“Closing Price” means the last sale price on the trading date immediately preceding the Determination Date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which the shares of Common Stock are then listed, admitted to trading or traded.

“Common Stock” means common stock, $.01 par value per share of iRobot Corporation, a Delaware corporation.

“Collateral Amount” means for each type of Pledged Acceptable Security (i.e. U.S. Treasury Bonds, U.S. Treasury Notes, U.S. Agency Bonds, Traded Corporate Bonds and State or Municipal Bonds) the product resulting from multiplying the aggregate Current Value of all Pledged Acceptable Securities of that type of Pledged Acceptable Security by the Advance Rate for that type of Acceptable Security.

“Collateral Deficiency” means as of any given Business Day the amount by which the outstanding amount of the 2006 Term Loan exceeds (i) thirty percent (30%) of the Restricted Shares Current Market Value plus (ii) the sum of (a) the Pledged Acceptable Securities Collateral Amount plus (b) the Cash Collateral, both determined as of the close of the Business Day immediately preceding such Business Day.

“Collateral Deficiency Deposit” means as to any given Collateral Deficiency Occurrence (i) the deposit of immediately available funds into the Cash Collateral Account in an amount equal to or greater than the amount of the then existing Collateral Deficiency and/or (ii) the Effective Pledge of Acceptable Securities having a Pledged Acceptable Securities Collateral Amount equal to or greater than the then existing Collateral Deficiency.

“Collateral Deficiency Mandatory Prepayment” means the mandatory prepayment due by the Borrower to the Bank pursuant to and in accordance with section 2.04(b)(i) of this Loan Agreement in lieu of a Collateral Deficiency Deposit.

“Collateral Deficiency Makeup Date” means a Business Day upon which either (i) a Collateral Deficiency Mandatory Prepayment is paid by the Borrower to the Bank or (ii) the Borrower makes a Collateral Deficiency Deposit.

“Collateral Deficiency Occurrence” means each instance  a Collateral Deficiency shall occur.

“Consolidate” or “Consolidated” means the consolidation of accounts of the Borrower and its Material Subsidiaries in accordance with GAAP.

“Control Agreement” means a writing, in a form reasonably acceptable to the Bank, pursuant to the terms of which a Securities Intermediary shall (1) with respect to a Securities Entitlement for any of the Restricted Shares, agree to comply with the entitlement orders originated by (i) the Bank at any time or (ii) by the Borrower at any time prior to the Bank’s delivery of a Notice of Exclusive Control” to the Securities Intermediary.

“Current Value” means, at any time, as to each unit of a given type or kind of Acceptable Securities (i.e. U.S. Treasury Bonds, U.S. Treasury Notes, U.S. Agency Bonds, Traded Corporate Bonds and State or Municipal Bonds) having the same maturity date, issuance date and denomination and issued by a given issuer, the lesser of (a) Par Value and (b) Market Value, for each unit of such type or kind of Acceptable Security.

“Debt” means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

“Default” means any of the events specified in Section 6.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Interest Rate” means the rate of interest, as specified in Section 2.03 hereof, payable on overdue principal of the 2006 Term Loan.

“Determination Date” means that day upon which or as of which an assessment or valuation is to be made pursuant to the terms of this Loan Agreement.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and the sign "$" mean lawful money of the United States of America.

“Effective Pledge” means (i) as to the Cash Collateral Account (a) the pledge and grant to the Bank of a perfected first priority security interest in Cash Collateral Account and (b) the taking of all action necessary to create a perfected first priority security interest in favor of the Bank in the Cash Collateral Account and (ii) as to the Restricted Shares or any Pledged Acceptable Securities (a) the pledge and grant to the Bank of a perfected first priority security interest in the Restricted Shares and/or Pledged Acceptable Securities, (b) the taking  of all action necessary to create a perfected security interest in favor of the Bank in the Restricted Shares and Pledged Acceptable Securities, including, either, (1) the delivery to the Bank of Security Certificates for the Restricted Shares and Pledged Acceptable Securities, as applicable or(2) as to the Restricted Shares as Uncertificated Securities the effectuation of one or more Control Agreements pursuant to which the Bank shall obtain control of the Restricted Shares and be authorized without notice to and/or the consent of the Borrower to effectuate the Disposition thereof or (3) as to the Pledged Acceptable Securities which are Uncertificated Securities the effective establishment of the Bank as the Entitlement Holder of such Pledged Acceptable Securities and (iv) the issuance of all such powers, including the execution and delivery of blank stock powers with all signature thereto being appropriately guaranteed, and the execution of all documents and/or instruments of a type, kind and number and in a form reasonably acceptable to the Bank.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ET” means Eastern Standard Time or Eastern Daylight Savings Time, as in effect on or for the date in question.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” means any of the events specified in Section 6.01 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Collateral Amount” means the positive difference resulting from subtracting (i) 333.33% of the outstanding 2006 Term Loan at 5:00pm ET on a given Business Day from (ii) the sum  of (a) Cash Collateral, (b) the Pledged Acceptable Securities Collateral Amount and (c) the Restricted Shares Current Market Value at 5:00pm ET on that same Business Day.

“Excess Collateral Amount Event” means the existence of an Excess Collateral Amount.

“Excess Collateral Amount Redemption Date” means the first Business Day immediately following a Business Day upon which occurs an Excess Collateral Amount Event.

“Financial Contracts” means option contracts, options on futures contracts, futures contracts, forward foreign currency exchange contracts, options on foreign currencies, repurchase agreements, reverse repurchase agreements, securities lending agreements, short sale agreements, when-issued securities, swaps and any other similar arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Financial Covenants” means the financial covenants set forth in Section 5.04 hereof.

“Fiscal Quarter” means a period of three consecutive calendar months ending on the last day of March, June, September or December.

“Fiscal Year” means the fiscal year the Borrower uses for filing tax returns, which Fiscal Year as of the date hereof ends on December 31.

“Funded Indebtedness” means, as to any Person (i) all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, (ii) all Indebtedness of such Person subordinated in right of payment to (a) the 2004 Term Loan, (b) the 2005 Term Loan, (c) the 2006 Term Loan or (d) Indebtedness in respect of (a) – (c) and (iii) in the case of the Borrower, Indebtedness in respect of the 2004 Term Loan, the 2005 Term Loan or the 2006 Term Loan.

“Funding Office” means the office of the Bank specified in section 2.05 or such other office as may be specified from time to time by the Bank as its funding office in accordance with section 2.05.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” means, for any Person, all indebtedness or other obligations of such Person for borrowed money or any Capital Lease.

“Institution” means the Securities Intermediary with respect to any Uncertificated Securities.

“Interest Expense” means all interest paid related to a Debt excluding interest paid on Short Term Line Financing.

“Initial Interest Period” means that period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs.

“Interest Period” means, as applicable, (i) the Initial Interest Period and (ii) each calendar month thereafter.

“Interest Rate” means the rate of interest set forth in Section 2.03 hereof.

“Lease Expense” means, for any period, for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP) the aggregate amount of fixed and contingent rentals (including (i) rental escalations arising from real estate tax increases, (ii) pass through by a lessor of its increased operating expenses as increased rent and (iii) increased  cost of utilities provided to or utilized at a given real property lease site for that lease site) payable with respect to operating leases of real and personal property (other than obligations under any Capital Lease).

“Legend” means the provision located on the back of each Security Certificate for the Restricted Shares stating that:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER HEREOF WITH MORGAN STANLEY & CO, INCORPORATED AND J.P. MORGAN SECURITIES INC. NOT TO SELL SUCH SHARES (THE “LOCK-UP AGREEMENT”) FOR A PERIOD OF 180 DAYS, SUBJECT TO EXTENSION AS PROVIDED IN THE LOCK-UP AGREEMENT, FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT FILED BY IROBOT CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2005, AS AMENDED (THE”REGISTRATION STATEMENT”)

“Leverage Ratio” means the Modified Total Funded Debt to EBITDAR Ratio specified in Section 5.04(b) of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan Agreement” means this loan agreement, as amended, supplemented, or modified from time to time.

“Loan Document(s)” means this Loan Agreement, the Note, the Springing Pledge Agreement, the Negative Pledge Agreement, the Pledge Agreement Deposit Account, the Acceptable Securities Pledge Agreement and all other instruments, documents, agreements, certifications, and/or certificates at any time given to or held by the Bank in connection with the 2006 Term Loan.

“Lockup Letter” means that certain letter from the Borrower and executed by Alan Goldberg, on its behalf, to Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. to induce the Underwriters, as defined therein, to continue their efforts in connection with the Public Offering, as defined therein.

“Lockup Letter Restricted Period Expiration Date” means the first Business Day the Borrower’s sale and/or pledge of any of the Restricted Shares shall not be restricted by the Lockup Letter which date, pursuant to the terms of the Lockup Letter, shall occur on or before June 11, 2006.

“Long Term Debt” means, at any time, all Indebtedness with a remaining maturity in excess of twelve (12) months.

“Market Value” means, at any time, as to a given type or kind  of Pledged Acceptable Securities (debt obligations having the same maturity date, issuance date and denomination issued by a given issuer are of the same type and kind) the closing market price for such Acceptable Security on the Business Day immediately preceding the Determination Date for each traded unit of that type.

“Material Adverse Effect” means (i) with respect to the Borrower and its Subsidiaries, any material adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of the Borrower and its Subsidiaries taken as a whole, or (ii) any fact or circumstance as to which singly or in the aggregate Borrower has reason to believe there is a reasonable possibility of (a) a material adverse change described in clause (i) or (b) above the inability of the Borrower to perform in any material respect its obligations hereunder and under the other Loan Documents, or (iii) a material adverse effect on the validity or enforceability of the Loan Documents.

“Material Indebtedness” means Indebtedness owing by the Borrower or any Subsidiary of the Borrower (without duplication) to Persons other than the Bank if the outstanding amount of such Indebtedness, including currently due and payable interest, premiums and other charges, is at least $1,000,000.00.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower having (i) at least 10% of the total Consolidated assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower), or (ii) at least 10% of the Consolidated revenues of the Borrower and its Subsidiaries for the Fiscal Year of the Borrower then most recently ended.

“Maturity Date” means the Stated Maturity Date, or such earlier date the Bank exercises its right to accelerate the 2006 Term Loan as provided herein and in the other Loan Documents, that being the date on which the 2006 Term Loan matures and all unpaid principal, accrued and unpaid interest and all other charges due under the Loan Documents will be paid in full.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement by and between the Borrower and the Bank in the form attached hereto as Exhibit “G”.

“Net Proceeds” means in connection with a Restricted Share Sale the sum remaining after deducting all cost and expenses of such sale from the Proceeds generated by such sale.

“Note” means the 2006 Term Note, as amended, supplemented or modified from time to time.

“Notice of Exclusive Control” means a writing delivered to the Securities Intermediary under any Control Agreement notifying that Securities Intermediary that the Bank shall for the period established in such writing be the sole and exclusive Person authorized to deliver Entitlement Orders with respect to the applicable Securities Account and/or the securities entitlement credited thereto.

“Obligations” means all of the obligations of the Borrower and its Subsidiaries under this Loan Agreement, the Note and the other Loan Documents, whether for principal, interest, fees, costs, expenses, taxes, or otherwise and any and all other obligations of the Borrower and its Subsidiaries to the Bank of any nature whatsoever, whether now existing or hereafter arising.

“Par Value” means the amount paid to the owner of a unit of the Acceptable Security when such unit matures.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means any of the following:

(a)

Liens existing on the date hereof and heretofore disclosed to the Bank;

(b)

Liens securing obligations under Financial Contracts;

(c)

Liens for taxes, assessments and governmental charges or levies which are not yet due or payable without penalty or of which the amount, applicability or validity is being contested by the Person whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;

(d)

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested or defended in good faith by appropriate proceedings, or which are suspended or released by the filing of lien bonds, or deposits to obtain the release of such Liens;

(e)

Pledges, deposits and other Liens made in the ordinary course of business to secure obligations under worker’s compensation laws, unemployment insurance, social security legislation or similar legislation or to secure public or statutory obligations;

(f)

Liens to secure the performance of bids, tenders, contracts, leases or statutory obligations, or to secure surety, stay or appeal or other similar types of deposits, Liens or pledges;

(g)

Attachment or judgment Liens to the extent such Liens are being contested in good faith and by proper proceedings, as to which adequate reserves are being maintained or a bond has been posted;

(h)

Easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(i)

Liens arising in connection with operating leases incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(j)

Liens on assets acquired by the Borrower or any Subsidiary thereof, or on the assets of a Person that is acquired by the Borrower or any Subsidiary thereof, if such Liens existed at the time of such acquisition and were not created in contemplation of such acquisition;

(k)

Liens securing Short Term Line Financing;

(l)

Liens securing Indebtedness permitted under Section 5.02(f);

(m)

Liens on any property of any Subsidiary of the Borrower (a “Debtor Subsidiary”) in favor of the Borrower and/or any Subsidiary of the Borrower (a “Creditor Subsidiary”) to secure Indebtedness owing by a Debtor Subsidiary to the Borrower and/or a Creditor Subsidiary; and

(n)

Liens on any property of the Borrower or any Subsidiary of the Borrower in favor of the Bank to secure Indebtedness owing by the Borrower to the Bank, including, but not limited to, the Indebtedness evidenced by the Note.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

“Pledge Agreement Deposit Account” means that certain Pledge Agreement Deposit Account pursuant to the terms of which the Borrower shall grant the Bank a first priority security interest in and control of the Cash Collateral Account, as required by section 2.04(b)(i), hereof, in the form attached hereto as Exhibit “H”.

“Pledged Acceptable Securities” means all Acceptable Securities pledged to the Bank pursuant to an Effective Pledge.

“Pledged Acceptable Securities Collateral Amount” means as of a Determination Date the sum of the Collateral Amount for each type of Pledged Acceptable Security (i.e. U.S. Treasury Bonds, U.S. Treasury Notes, U.S. Agency Bonds, Traded Corporate Bonds and State or Municipal Bonds).  An example of a computation of the Pledged Acceptable Securities Collateral Amount is included on Exhibit E.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

“Proceeds” means in connection with any Restricted Share Sale, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Restricted Share Sale

“Prime Rate” means that interest rate established from time to time by the Bank as the Bank’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

“Regulation D” means Regulation D of the Board as amended or supplemented from time to time.

“Reportable Event” means any of the events set forth in Section 4043(b) of Title [1] of ERISA.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Share Sale” means any Disposition of any Restricted Shares prior to the Maturity Date in a sale on or utilizing the principal national securities exchange or national market system on which the shares of Common Stock are then listed.

“Restricted Share Sale Notice” means that written notice from the Borrower to the Institution, as defined in the Control Agreement, if the Restricted Shares are Securities Entitlements held by a Securities Intermediary pursuant to a Control Agreement, or to the Bank, if the Restricted Shares are Certificated Securities held by the Bank pursuant to the Springing Pledge Agreement, pursuant to the terms of which the Borrower shall request that the Institution or Bank, as applicable, sell a specified number of Restricted Shares.

“Restricted Shares” means until the first Restricted Share Sale 1,116,290 shares of Common Stock owned by Borrower and after the first Restricted Share Sale shall mean 1,116,290 less all Restricted Shares sold in accordance with the Loan Documents prior to that date.

“Restricted Shares Current Market Value” means the Current Market Value, on a per share basis, of the Common Stock on the Business Day immediately preceding the applicable Determination Date multiplied by the applicable number of Restricted Shares.

“Securities Collateralize” means the Effective Pledge of Acceptable Securities by or on behalf of the Borrower, which Acceptable Securities shall have a Collateral Amount equal to or greater than the Collateral Deficiency (after giving effect to any contemporaneous Collateral Deficiency Deposit of Cash Collateral) existing immediately prior to the consummation of the Effective Pledge thereof.

“Security Documents” mean the Springing Pledge Agreement, the Negative Pledge Agreement, the Pledge Agreement Deposit Account, the Acceptable Securities Pledge Agreement and any other of the Loan Documents pursuant to which the Bank is granted a security interest in or lien upon any property or asset to secure the Obligations.

“Short Term Line Financing” means those demand lines of credit utilized by the Borrower or any of its Subsidiaries in the normal course of business and limited to financing securities eligible for collateralization, including Borrower-owned securities, Subsidiary-owned securities and certain customer-owned securities, purchased on margin, subject to certain regulatory formulas.

“Special Deposits” means special reserve bank accounts maintained for the benefit of customers pursuant to Rule 15c3-3 of the Securities Exchange Act of 1934, and described in the financial statements of the Borrower as cash and securities segregated for regulatory purposes.

“Springing Pledge Agreement” means that certain Pledge Agreement pursuant to the terms of which the Borrower shall grant the Bank a security interest in the Restricted Shares effective as of the Lockup Letter Restricted Period Expiration Date to secure the Obligations, in the form(s) attached hereto as Exhibit “I”.

“State or Municipal Bond” means marketable direct obligations with maturities of one year or less from the date of acquisition issued by or fully guaranteed by any state or commonwealth of the United States, by any political subdivision or taxing authority of any such state or commonwealth, the securities of which state, commonwealth, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s

“Stated Maturity Date” means June 15, 2006.

“Subsidiary” means, as to the Borrower,  a corporation, to include a limited liability company, of which shares of stock or membership rights having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more Subsidiaries, or both, by the Borrower.

“Swap” means, with respect to any Person, any payment obligation with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

“Traded Corporate Bond” means marketable commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition and listed on the New York Stock Exchange.

“U.S. Agency Bond” means (1) debt securities directly issued or guaranteed by departments of the United States government, and (2) debt securities issued by entities chartered by the United States Congress for the purpose of fulfilling a specific mission for a public purpose, including but not limited to Federal National Mortgage Corporation (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Student Loan Marketing Association (SLMA) and Federal Farm Credit System (FFCB).

“U.S. Treasury Bond” means debt securities issued by the Bureau of Public Debt, an agency of the U.S. Department of the Treasury, having maturities of greater than ten years from their issuance.

“U.S. Treasury Note” means debt securities issued by the Bureau of Public Debt, an agency of the U.S. Department of the Treasury, having maturities ranging from two to ten years from their issuance.

SECTION 1.02.  Accounting/Statutorily Defined Terms.  All accounting terms used in this Loan Agreement that are not specifically defined herein shall be construed in accordance with GAAP.  All terms used in this Loan Agreement that are not specifically defined herein and are defined in Article 8 or Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof, shall be construed in accordance with such code.

ARTICLE II

AMOUNT AND TERMS OF 2006 TERM LOAN

SECTION 2.01.  2006 Term Loan.  The Bank hereby agrees, on the terms and conditions set forth in this Loan Agreement, in up to four Advances (each of which shall occur on an Advance Date) , to make an Advance to the Borrower in the principal amount of up to $11,000,000.00, the proceeds of which are to be used for the purposes set forth herein, including Section 2.06 hereof; provided, however, that (i) the Bank shall not be permitted or required to, and the Borrower shall not request that the Bank make any Advance if, after giving effect thereto, the original principal amount of all Advances would exceed the 2006 Term Loan Commitment Amount, determined as to portion (b) thereof as of the Business Day immediately preceding the applicable Advance Date and (ii) subject to compliance with the terms and provisions hereof, the Bank shall only be required to make an Advance if (a) before and after giving effect thereto, the representations and warranties set forth in each Loan Document are, in each case, true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), (b) no Default or Event of Default has then occurred and be continuing and (c) the Maturity Date has not occurred.  No amounts paid or prepaid with respect to the 2006 Term Loan may be reborrowed.

The Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 10:00 A.M. (local time at the Funding Office), three Business Days prior to the applicable Advance Date) requesting that the Bank make an Advance under the 2006 Term Loan on the immediately following Advance Date and such notice shall be accompanied by a certificate signed by the Borrower's chief financial officer stating that (a) as of the applicable Advance Date (i) no Default or Event of Default has occurred and (ii) the representations and warranties set forth in each Loan Document shall, in each case, be materially true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (b) as of the Business Day immediately preceding the Advance Request Date with respect to the most recent Advance Request Notice, the original principal amount of all Advances, after giving effect to the Advance requested in that Advance Request Notice, does not exceed thirty percent (30%) of the Restricted Shares Current Market Value.  Subject to the terms and provision hereof, not later than 12:00 Noon (local time at the Funding Office), on the applicable Advance Date the Bank shall transfer funds in an amount equal to the requested Advance to such account(s) as the Borrower shall request.

SECTION 2.02. Note. The 2006 Term Loan will be evidenced by a note in the principal amount of up to $11,000,000.00 in form of the note attached hereto as Exhibit “A” and made a part hereof (the “Note”), which Note shall be completed, executed and delivered to the Bank contemporaneously with the Borrower’s delivery of the initial irrevocable notice to the Bank pursuant to section 2.01, hereof.  The Note shall be held in escrow by the Bank until and shall be deemed delivered to the Bank concurrently with the Bank’s provision of the first Advance pursuant to section 2.01.  The terms and provisions of the Note are incorporated herein by reference and made a part hereof.  The Note provides that interest only at the Interest Rate on the outstanding principal balance shall be paid monthly on the first day  of each Interest Period following the Initial Interest Period to and including the Maturity Date.  On the Maturity Date the entire principal balance and all accrued interest and all other charges shall become due and payable in full.

SECTION 2.03  Interest Rate.   The Borrower shall pay interest to the Bank on the outstanding unpaid principal amount of the 2006 Term Loan at a variable rate equal to the Adjusted Prime Rate .  The Interest Rate shall adjust automatically based upon any change in the Prime Rate

Any principal amount not paid when due (whether at maturity, by acceleration, on 2006 Term or otherwise) shall bear interest thereafter until paid in full, at a rate per annum (the "Default Interest Rate") equal to the Adjusted Prime Rate plus two percent (2%) per annum.

SECTION 2.04  Prepayments.

(a)

Optional Prepayments.  (a) The Borrower may at any time and from time to time prepay the Note, in whole or in part with accrued interest to the date of such prepayment on the amount prepaid without premium or penalty, provided that each partial prepayment shall be in a principal amount of not less than Fifty Thousand Dollars ($50,000.00) and the Borrower pays to the Bank any and all other fee and charges then due hereunder and under the other Loan Documents in connection with such prepayment, if any, upon irrevocable notice delivered to the Bank at least five Business Days prior thereto, which notice shall specify the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

(b)

Mandatory Prepayments.  Without limiting or affecting any other provision of the Loan Documents, the Borrower shall make payments and prepayments of the 2006 Term Loan or Collateral Deficiency Deposit(s) as set forth in this Section 2.04(b).

(i)

Collateral Deficiency.  If on or before 11:00 am (ET) on any given Business Day (after giving effect to any other payments by such time on such date) the aggregate outstanding amount of the 2006 Term Loan exceeds (i) thirty percent (30%) of the Restricted Shares Current Market Value plus (ii) the sum of (x) the Cash Collateral and (y) the Pledged Acceptable Securities Collateral Amount,  the Borrower shall either (a) make a mandatory prepayment of the 2006 Term Loan on such date in an amount equal to such excess or (b) on such date (1) Cash Collateralize and/or (2) Securities Collateralize the 2006 Term Loan by making a Collateral Deficiency Deposit in a combined amount equal to such excess.  Notice from the Bank to the Borrower of the occurrence of a Collateral Deficiency, absent manifest error, shall constitute conclusive evidence of a Collateral Deficiency.

(ii)

Restricted Shares Sales.  If after the Lockup Letter Restricted Period Expiration Date and prior to the delivery of the Notice of Exclusive Control , Borrower or any Subsidiary shall desire to effectuate a Restricted Share Sale, the Borrower shall deliver a Restricted Share Sale Notice to the Institution and provide a copy thereof to the Bank.  Prior to the Maturity Date and as long as no Event of Default has occurred and is continuing, (i) the Borrower may initiate a sale of that number of Restricted Shares designated in the Restricted Share Sale Notice and (ii) the Bank shall (a) not issue a “Notice of Exclusive Control”, (b) consent to such sale, (c) apply fifty percent (50%) of the Net Proceeds of that sale in payment of the Obligations with respect to the 2006 Term Loan or pursuant to the Loan Documents, in such manner as the Bank shall determine, and after discharge of all such Obligations with respect to the 2006 Term Loan, then in payment of the 2005/2004 Term Loan Mandatory Prepayment and (d) remit to the Borrower fifty percent (50%) of the Net Proceeds from the Restricted Share Sale for Borrower’s working capital purposes.  Nothing contained in this section shall adversely affect the Bank’s rights on or after the occurrence of an Event of Default to dispose of the Restricted Shares and the Acceptable Securities in accordance with the Loan Documents and use the proceeds thereof and apply the Cash Collateral in payment of the 2006 Term Loan, the 2005/2004 Term Loan Mandatory Prepayment or the other Secured Obligations as defined in the Springing Pledge Agreement.  Nothing contained in this section 2.04(b)(ii) or otherwise, shall affect or limit the Borrower’s obligation prior to the Maturity Date and the discharge of its Obligations under the 2006 Term Loan and the 2005/2004 Term Loan Mandatory Prepayment, to maintain Restricted Shares, having a Restricted Shares Current Market Value, in a combined amount equal to 333.33% of (a) the outstanding 2006 Term Loan less (b) the sum of (i) the Cash Collateral plus (ii) the Pledged Acceptable Securities Collateral Amount, if any.

(iii)

Acceleration.  Immediately upon the Maturity Date, the Borrower shall repay the 2006 Term Loan and make the 2005-2004 Term Loan Mandatory Prepayment.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty.  Each partial prepayment pursuant to subsection 2.04(a) shall be in a principal amount of not less than Fifty Thousand Dollars ($50,000.00) and upon each prepayment pursuant to section 2.04, the Borrower shall pay to the Bank any and all fees, sums due and charges then due hereunder and under the other Loan Documents.  A statement as to any amount payable pursuant to this Section 2.04 submitted to the Borrower by the Bank shall be conclusive in the absence of manifest error.  This provision shall survive the payment in full of the Note.

SECTION 2.05. Method of Payment.   Payments due under this Loan Agreement, the Note and all other Loan Documents are payable at 66 South Pearl Street, Albany, New York 12207, or at such other place as the Bank shall notify the Borrower of in writing.  The Bank reserves the right to require any payment to be wired, Federal funds or other immediately available funds, or be paid at a place other than the above address.

Whenever any payment to be made under this Loan Agreement or under the Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

SECTION 2.06.  Use of Proceeds.  The Borrower will use the proceeds from the 2006 Term Loan to fund principal, interest and related charges due by the Borrower in connection with the Borrower’s $5,000,000.00 credit extension from each of The Farm Bureau and Kansas City Life Insurance Company.  The Borrower will not, directly or indirectly, use any part of the 2006 Term Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

SECTION 2.07.  Illegality.  Notwithstanding any other provision in this Loan Agreement, if the adoption, after the date hereof, of any applicable law, rule, or regulation, or any change therein, or any change, after the date hereof, in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund the 2006 Term Loan then upon notice to the Borrower by the Bank the outstanding principal amount of the 2006 Term Loan, together with interest accrued thereon, and any other amounts payable to the Bank under this Loan Agreement shall be repaid immediately if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment.

SECTION 2.08.  Increased Cost.  The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining the 2006 Term Loan hereunder, or any reduction in any amount receivable by the Bank under this Loan Agreement or the Note in respect of any such Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Loan Agreement in Federal, state, municipal, or foreign laws, rules or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any Federal, state, municipal, or foreign laws, rules or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Loan Agreement or the Note in respect of the 2006 Term Loan (other than taxes imposed on or measured by the overall net income of the Bank for such Loan); or (2) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank; or (3) imposes any other condition affecting this Loan Agreement or the Note (or any of such extensions of credit or liabilities).  The Bank will notify the Borrower of any event occurring after the date of this Loan Agreement which will entitle the Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided that (i) if the Bank fails to give such notice within 90 days after it obtains knowledge of such an event (or, in the exercise of ordinary due diligence, should have obtained knowledge thereof), the Bank shall be entitled to payment under this Section 2.08 only for costs incurred from and after the date 90 days prior to the date that the Bank does give such notice, and (ii) the Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Bank be otherwise disadvantageous to the Bank.

Determinations by the Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining the 2006 Term Loan or on amounts receivable by it in respect of such Loan, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

If the Bank determines that it is entitled to Additional Costs and so notifies the Borrower, the Borrower shall have the right within twenty (20) Business Days of being so notified to prepay in full the 2006 Term Loan.

SECTION 2.09.  Commitment Fee.  As an inducement to the Bank entering into this Agreement, the Borrower shall pay to the Bank contemporaneously with the Borrower’s entry into this Agreement a non-refundable commitment fee in the amount of $75,000.00.

SECTION 2.10.  Mandatory PrePayment of 2005 Term Loan – Application of Excess Payment in Mandatory PrePayment of 2004 Term Loan.  On or before the Maturity Date the Borrower shall (i) pay in full the outstanding principal balance of the 2005 Term Loan and all accrued and unpaid interest and all other charges due under the 2005 Term Loan, if any, and (ii) make prepayments of principal on the 2004 Term Loan, after payment in full of all accrued and unpaid interest and all other charges then due under the 2004 Term Loan, if any, in an amount equal to the difference resulting from subtracting (a) the sum of the principal payments of the 2005 Term Loan made by the Borrower after the date of this Loan Agreement prior to the due date of thereof from (b) $5,000,000.00.  All principal prepayments made pursuant to this section 2.10 shall be applied first against the 2005 Term Loan and the balance of such payments then against the 2004 Term Loan in the inverse order of maturity, as applicable.

SECTION 2.11  Excess Collateral Amount.  Prior to the Maturity Date and as long as no Event of Default has occurred and is continuing, upon receipt of written notice from the Borrower evidencing the occurrence of an Excess Collateral Amount Event, the Bank shall on the first Excess Collateral Amount Redemption Date immediately following it receipt of such notice, remit and/or deliver to the Borrower (i) Cash Collateral in an amount equal to the Excess Collateral Amount then existing and (ii) if the amount of Cash Collateral is less than the then existing Excess Collateral Amount, Pledged Acceptable Securities (having a combined Market Value) in an amount equal to the differenced resulting from subtracting (x) the amount of Cash Collateral distributed to the Borrower pursuant to (i) of this section from (y) the Excess Collateral Amount existing prior to the distribution of Cash Collateral.

ARTICLE III

CONDITIONS

SECTION 3.01. Conditions Precedent to the 2006 Term Loan.  The obligation of the Bank to execute and deliver this Loan Agreement and the effectiveness thereof, the agreement of the Bank to make the 2006 Term Loan shall be subject to the fulfillment and satisfaction, concurrently with the making of the first Advance under the 2006 Term Loan on the Closing Date, of each of the following conditions:

(a)  Note.  The Bank shall have received the Note duly executed and delivered by the Borrower.

(b)  Loan Agreement/Loan Documents.  The Bank shall have received (i) this Agreement, (ii) the Springing Pledge Agreement, (iii) the Negative Pledge Agreement, (iv) the Pledge Agreement Deposit Account, (v) the Acceptable Securities Pledge Agreement and all other Loan Documents, executed and delivered by the Borrower.

(c)  General Certificate.  The Bank shall have received a general certificate for the Borrower dated as of the Closing Date signed by a Responsible Officer of the Borrower in which the Responsible Officer and Borrower shall represent and warrant for the benefit of the Bank as of the Closing Date, that or to, among other things (i) the names of all officers and directors of the Borrower and the officers of the Borrower which are duly authorized and empowered, on behalf of the Borrower, to execute and deliver this Loan Agreement and all other Loan Documents to be executed and delivered by the Borrower; (ii) the Borrower is duly incorporated, that all necessary corporate action to authorize the Borrower’s execution and delivery of this Loan Agreement and all other Loan Documents to which the Borrower is a party or by which it is bound has been taken and remains in full force and effect and  (iii) attaching thereto resolutions of the Borrower’s Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by the Borrower and the transactions contemplated hereby and thereby, all in such form as the Bank shall reasonably approve. The general certificate shall have attached to it a currently dated good standing certificate showing the Borrower to be a corporation in good standing in the State of New York, a franchise tax search showing that no taxes or reports are owed, a copy of the Borrower’s certificate of incorporation and by-laws and all amendments thereto. All documents and agreements required to be appended to the Borrower’s general certificate shall be in form and substance reasonably satisfactory to the Bank and the Bank may conclusively rely upon the afore noted certificate until it shall have received a further certificate of a Responsible Officer canceling or amending the prior certificate of the Borrower.

(d) Financial Statements.  The Bank shall have received (i)  internally generated consolidated financial statements of  Borrower and all of its subsidiaries for the fiscal year ended December 31, 2005 prepared in good faith and in a manner and using a methodology which is consistent with the most recent 10-K of the Borrower (subject to year end audit adjustments) and in form and substance reasonably satisfactory to the Bank, delivered and duly certified by the Responsible Officer of the Borrower that such financial statements fairly present the consolidated financial condition of the Borrower at such date (subject to year end audit adjustments) and the results of the operations of the Borrower for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and such financial statements shall not, in the reasonable judgment of the Bank, reflect or evidence a Material Adverse Effect in the consolidated financial condition of the Borrower and all of its Subsidiaries, as reflected in the financial statements or projections previously delivered by the Borrower to the Bank.

(e) Compliance Certificate.  The Bank shall have received, a compliance certificate on a pro forma basis as if the 2006 Term Loan had been made as of the fiscal quarter ended December 31, 2005 and as to such items therein, including, but not limited to, compliance with Financial Covenants as of such date and/or occurrence of an Event of Default as the Bank reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the Responsible Officer of the Borrower.

(f) Solvency, etc.  The Bank shall have received a certificate duly executed and delivered by the Responsible Officer of the Borrower, dated the Closing Date in such form and addressing such issues, including, but not limited to, a statement/certification that the Borrower is solvent and has not: (i) filed a petition seeking relief from any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of its assets appointed by court order or otherwise; or (iv) failed to pay or admitted in writing its inability to pay debts generally as they become due, as the Bank shall reasonably request.

(g) 2006 Term Loan Commitment Amount.  The Bank shall have received a certificate duly executed and delivered by the Responsible Officer of the Borrower, dated the Closing Date setting forth the Restricted Shares Current Market Value and evidencing that such value exceeds 333.34% of the First Advance.

(h) Approvals.  All governmental and third party approvals, if any, necessary in connection with  the transactions contemplated and hereby shall have been obtained and be in full force and effect.

(i) Effectiveness of Representations/Warranties, etc. Both before and after giving effect to the 2006 Term Loan, the following statements shall be true and correct:

(i)

the representations and warranties set forth in each Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(ii)

no Default shall have then occurred and be continuing.

(j)  Opinion of Counsel for Borrower.  The Bank shall have received for its own account a favorable opinion by Milbank, Tweed, Hadley & McCloy LLP, legal counsel for the Borrower, and by other legal counsel for the Borrower, reasonably acceptable to the Bank, in form and substance satisfactory to the Bank dated as of the Closing Date.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement, as the Bank may reasonably request.

(k)   Casualty and Risk Insurance.  Proof that the Borrower has in full force and effect such casualty and risk insurance as required herein and in the other Loan Documents with respect to the Leased Premises,  with financially sound and reputable insurance companies or associations of the kinds usually carried by companies engaged in business similar to that of the Borrower, in an amount reasonably acceptable to the Bank on its present and future properties normally covered by insurance (less reasonable deductibles), against such casualties, risks and contingencies as are customarily insured.

(l)  Other Documentation/Satisfactory Legal Form.  The Bank and its counsel shall have received such other documents, instruments, agreements, approvals, consents, authorizations, certifications and financing statements, as the Bank, or its counsel, may reasonably request, including, but not limited to, documents, instruments, agreements, approvals, consents, authorizations, certifications and financing statements the Bank or its counsel shall request in order to verify and confirm that all of the representations and warranties made by the Borrower hereunder and under the other Loan Documents are true and correct and that the Borrower has complied with all conditions to be complied with by it in connection with the making of the 2006 Term Loan by the Bank to the Borrower.  All such documents , instruments, agreements, approvals, consents, authorizations and certifications executed or submitted pursuant hereto by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Bank and its counsel.

(m) Fees, Expenses, etc.  The Bank shall have received all fees due and payable pursuant to Section 2.09 and all costs and expenses due and payable pursuant hereunder, including, without limitation, Section 7.04 (including the reasonable fees and expenses of legal counsel).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01

Representations and Warranties of the Borrower.  The Borrower, as a condition to the Bank making the 2006 Term Loan to the Borrower hereby, represents and warrants to the Bank as follows:

(a)  Corporate Existence.  The Borrower is a corporation duly authorized, validly existing and in good standing under the laws of the State of New York, has all requisite power and authority, corporate or otherwise, to own its assets and to transact business as presently conducted by it and to perform all of its obligations under this Loan Agreement and the other Loan Documents and that the Borrower is qualified as a foreign corporation in good standing under the laws of each jurisdiction in which such qualification is required.

(b)  Due Execution.  The execution, delivery, and performance by the Borrower of this Loan Agreement and the execution, delivery and performance of all other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (iii) violate any provision of its certificate of incorporation or by-laws; (iv) result in a breach of or constitute a default under any document, instrument or agreement to which the Borrower is a party or by which it is or its properties may be bound or effected; or (v) result in, or require, the creation or imposition of any Lien (other than as provided herein) upon or with respect to any of the properties now owned or hereafter acquired of the Borrower;

(c)  Non-Breach. The Borrower is not in breach of any and is in compliance with all  law(s), rule(s), regulation(s), order(s), writ(s), judgment(s), injunction(s), decree(s), determination(s) and/or indenture(s), agreement(s), lease(s) or instrument(s) to which it is a party or by which it is bound other than any such breach or non-compliance that could not reasonably be expected to have a Material Adverse Effect .

(d)  Approval.  No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign (which has not been obtained) is necessary to the valid execution, delivery, or performance by the Borrower of this Loan Agreement or the other Loan Documents.

(e)  Legal Enforceability.  This Loan Agreement, the Note and all other Loan Documents constitute legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforcement of the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcing of creditors’ rights generally.

(f)  Subsidiaries.  Set forth in Exhibit "B" and made a part hereof is a complete and accurate list of all of the Subsidiaries of the Borrower as of the Closing Date, showing that as of the date hereof (as to each Subsidiary)  the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number of shares of each class of common stock outstanding on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights as of the date hereof.

(g)  Financial Statements.  The balance sheet of the Borrower dated as of December 31, 2005, and the related statement of income and retained earnings of the Borrower each as delivered by Borrower pursuant to Section 3.01(d), presents fairly the consolidated financial condition of the Borrower at such date and the results of the operations of the Borrower for the period ended on such date (subject to year end audit adjustments)_, all in accordance with GAAP applied on a consistent basis, and since December 31, 2005 except as disclosed in writing to the Bank on or before the date hereof there has been no material adverse change in such condition or operations.

(h)  Litigation.  Other than those actions, suits or proceedings listed in Exhibit “C” annexed hereto and made a part hereof or otherwise disclosed in writing to the Bank prior to the Bank’s execution hereof, there are no actions, suits, or proceedings seeking damages (including, compensatory, consequential, special and punitive) in excess of $5,000,000.00 for any given action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or the Subsidiary, would have a material adverse affect on the financial condition, properties or operations of the Borrower.

(i)  Federal Reserve Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the 2006 Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, flood, storm, hail, earthquake, embargo, act of God or of public enemy or other casualty (whether or not covered by insurance), materially or adversely affecting such business or properties or the operations of the Borrower.

(k)  Taxes.   The Borrower has filed all Federal and state tax returns and, to the best of its knowledge, all local tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties,  or if such taxes are being contested in good faith by appropriate proceedings, the Borrower has set aside on its books adequate reserves with respect to such claims so contested.

(l)  Accuracy of Information. To the best of the Borrower’s knowledge, no information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Loan Agreement contained any material misstatement of fact or misstate a material fact or any fact necessary to make the statements contained therein not misleading.

(m)  ERISA.  To the best of its knowledge, the Borrower is in compliance in all material respects with all applicable provisions of ERISA; neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has PBGC instituted any such proceedings; the Borrower has not completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multi-Employer Plan; the Borrower has met its minimum funding requirements under ERISA with respect to all of its Plans and the present market value of all planned assets exceeds the present value of all vested benefits under each Plan as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower to PBGC or the Plan either until Title IV of ERISA; and the Borrower has not incurred any liability to PBGC under ERISA.

(n)   Licenses and Trademarks.  To the best of its knowledge, the Borrower possesses all licenses, franchises, affiliations, copyrights, trademarks, traderights, tradenames and patent and patent rights, which are required for the conduct of its business as presently conducted without conflict with the rights of others and within the states in which the Borrower is conducting business, except to the extent that failure to possess the same could not reasonably be expected to have a Material Adverse Effect.

(o)  Solvency.  The Borrower is solvent and has not: (i) filed a petition seeking relief from any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of its assets appointed by court order or otherwise; or (iv) failed to pay or admitted in writing its inability to pay debts generally as they become due.

(p)  Indebtedness.  Exhibit "D" is a complete and correct list of all credit agreements, indentures, purchase agreements, guarantees, Capital Leases, and other agreements and arrangements presently in effect providing for or relating to extensions of credit in excess of $1,000,000.00 (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) as of December 31, 2005 in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding are correctly stated, and all Liens of any nature given or agreed to be given as security therefore is correctly described or indicated in such Exhibit.

(q)  Fiscal Year.  The Borrower’s Fiscal Year end as of the date of this Loan Agreement is December 31.

(r)  Foreign Person.  The Borrower is not a foreign person under and as defined in Section 1455(f)(3) of the Internal Revenue Code, or any successor provision.

(s)  Regulatory Restriction.  The Borrower is not regulated by or otherwise subject to any applicable law, rule or regulation that directly, or indirectly, limits or otherwise restricts its ability to incur, continue or repay indebtedness.

(t)   Investment Company.  The Borrower is not an investment company as defined in the Investment Company Act of 1940, as amended.

(u)  Restricted Securities.  The Borrower has good title to the Restricted Shares and is the legal record and beneficial owner of all of the Restricted Shares, free and clear of all Liens, claims and encumbrances; other than encumbrances set forth in the Lockup Letter, each and every share of the Restricted Shares is duly and validly issued and fully paid and non-assessable, and except as set forth in the Lockup Letter, there are no restrictions on the transfer of any thereof.  Except for the restrictions on transfer and/or pledge set forth in the Lockup Letter, the Borrower may sell the shares free of any restriction and/or limitation under any law, statute, rule or regulation.  After the occurrence of the Lockup Letter Restricted Period Expiration Date and either (i) delivery of Security Certificates for the Restricted Shares or (ii) entry into a Control Agreement with respect to any Restricted Shares which are uncertificated securities, as herein provided, the Springing Pledge Agreement will constitute an Effective Pledge of the Restricted Shares to the Bank and upon delivery of possession or control of the Security Certificates evidencing the Restricted Shares to the Bank, the Bank will have a first priority perfected security interest therein.

(v)  Security Documents.  (i) The Security Documents are effective to create in favor of the Bank, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, upon the dates and/or occurrence of the events specified in the Security Documents.(ii)  In the case of the Restricted Shares and the Pledged Acceptable Securities described in the Security Documents, when either (i) stock certificates representing such Restricted Shares and/or Pledged Acceptable Securities are delivered to the Bank or (ii) (1) as to the Restricted Shares which are Uncertificated Securities the effectuation of one or more Control Agreements or (2) as to the Pledged Acceptable Securities which are Uncertificated Securities the designation of the Bank as the Entitlement Holder of such Pledged Acceptable Securities, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and any other holder of such securities therein and the proceeds thereof, as security for the Obligations, prior and superior in right to any other Person.

(iii)

In the case of Cash Collateral the Pledge Agreement Deposit Account shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, to the extent that perfection of a security interest in such Collateral is governed by the Uniform Commercial Code.

ARTICLE V

COVENANTS

5.01  Affirmative Covenants of the Borrower Other Than Reporting Requirements.  Until the 2006 Term Loan is paid in full, the Borrower has made the Mandatory Prepayment required by Section 2.10 and the Borrower has fulfilled all of its obligations under, this Loan Agreement, the Loan Documents, the Note and all other instruments, documents, agreements, certifications, and/or certificates at any time given to or held by the Bank in connection with the 2006 Term Loan, the Borrower will, unless the Bank shall otherwise consent in writing:

(a)  Payment of Taxes, etc.  Pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Borrower or its income or profits, upon any properties belonging to the Borrower, prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge against any of the Borrower’s properties, provided that the Borrower shall be required to pay any such tax, assessment, charge, levy, or claim, which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established.

(b)   Maintenance of Insurance.  Maintain insurance in form, substance and amounts (including deductibles) (i) adequate to insure all assets and properties of the Borrower, including, but not limited to all Leasehold Improvements, which assets and properties are of a character usually insured by Persons engaged in the same or similar business as Borrower, against loss or damage resulting from fire, flood, hurricane, and other risks included in an extended coverage policy and/or (ii) against public liability and other tort claims that may be incurred or asserted against the Borrower; all with financially sound and reputable insurance companies or associations providing coverage (A) of the types usually obtained  by companies engaged in business similar to that of the Borrower, (B) in an amount reasonably acceptable to the Bank on the Borrower’s present and future properties normally covered by insurance (less reasonable deductibles) and (C) against such casualties, risks and contingencies as are customarily insured.

(c)  Preservation of Corporate Existence, etc.  Preserve and maintain (i) its corporate existence, and (ii) its rights, franchises and privileges in the jurisdiction of its incorporation, and qualify, and remain qualified, as a foreign corporation in each jurisdiction where such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except in the case of clause (ii), to the extent that failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(d)  Preservation of Corporate Assets.   Maintain all of its assets and properties in good working order and condition (ordinary wear and tear excepted), making all necessary repairs thereto and renewals and replacements thereof, except to the extent that failure to maintain the same as aforesaid could not reasonably be expected to have a Material Adverse Effect.

(e)  Inspection of Records.  At any reasonable time and from time  to time, permit the Bank or any agents or representatives thereof, upon reasonable notice, subject to appropriate limitations to protect confidentiality, to examine and make copies of and abstracts from the records and books of account and visit the properties of the Borrower and to discuss the affairs, finances, and accounts of the Borrower with any of its officers or directors or with the Borrower’s accountant and/or financial advisor(s).

(f)  Keeping of Records and Books of Account.  Keep  accurate records and books of account in which complete entries will be made in accordance with GAAP consistently applied reflecting all financial transactions of the Borrower.

(g)  Payment.  Make full and timely payment of the principal, interest and premium, if any, on the Note and all other obligations of the Borrower to the Bank whether now existing or hereafter arising.

(h)  Compliance with Laws.  Comply in all material respects with all applicable laws, regulations, ordinances, rules, and orders, including Regulations U, T and X of the Board.

(i)  Compliance with ERISA.  Maintain compliance in all material respects with all applicable provisions of ERISA and the published interpretations thereunder.

(j)  Fiscal Year.  Not change its Fiscal Year end which is currently December 31, except upon a prior written notice to the Bank.

(k)  Accuracy of Information.  Not furnish any information, exhibit, or report to the Bank in writing in accordance with the terms hereof which contains any material misstatement of fact or misstates a material fact or any fact necessary to make the statements contained therein not misleading.

(l)  Use of Proceeds.  The proceeds of the 2006 Term Loan and each Advance will be used as set forth in Section 2.06.

(m)   Marketability of Restricted Shares.  On the Lockup Letter Restricted Period Expiration Date, the Borrower shall use it best efforts and shall prior to the date thereof have used its best efforts, both including, but not limited to, timely taking all actions necessary, as directed by the issuer of the Restricted Shares and/or the transfer agent therefor, so that (i) Security Certificates for Restricted Shares to be issued as Certificated Securities shall be issued or reissued free of any restriction on the marketability of such shares, including, but not limited to, the Legend and (ii) Restricted Shares to be issued as uncertificated securities shall be so issued free of any restriction on the marketability thereof, and in each case so that (x) the Borrower and (y) the Bank, upon exercise of its rights under the Springing Pledge Agreement, may sell any and all of the Restricted Shares, without the need to take any other action, excluding the potential utilization of the services of a broker or dealer (including any affiliate of the Borrower), to sell the Restricted Shares in a sale on the principal national securities exchange or national market system on which the shares of Common Stock are then listed, admitted to trading or traded.

(n)  Effective Pledge.  On the Lockup Letter Restricted Period Expiration Date, the Borrower will (1) as to Restricted Shares to be issued or reissued as Certificated Securities (a) use it best efforts and (b) shall prior to the date thereof have used its best efforts, including, but not limited to, timely taking all actions as directed by the issuer thereof and the transfer agent therefor, to (x) achieve the issuance of any Restricted Shares to be issued or reissued as Certificated Securities free of any restriction on the marketability of such shares and (y) cause all Security Certificates for such shares upon issuance or reissuance to be delivered directly to the Bank by the transfer agent of the Common Stock or (2) as to the Restricted Shares which shall be issued or reissued as Uncertificated Securities (a) use it best efforts and (b) shall prior to the date thereof have used its best efforts, including, but not limited to, timely taking all actions as directed by the issuer thereof or the transfer agent therefor, to (x) achieve issuance of any Restricted Shares to be issued as uncertificated securities free of any restriction on the marketability thereof and (y) the effectuation of one or more Control Agreements pursuant to which upon issuance of the Restricted Shares to be issued as uncertificated securities the Bank shall obtain control of the Restricted Shares so issued and be authorized without notice to and/or the consent of the Borrower to effectuate the Disposition thereof, and the Bank will as of such date and at all time (i) thereafter until payment in full of the Obligations under the 2006 Term Loan and the effectuation of the 2005/2004 Term Loan Mandatory Prepayment and (ii) after the occurrence of an Event of Default, have a first priority perfected security interest in and to all of the Restricted Shares.

5.02

Negative Covenants of the Borrower.  Until the 2006 Term Loan is paid in full, the Borrower has made the Mandatory Prepayment required by Section 2.10 and the Borrower has fulfilled all of its obligations under this Loan Agreement, the Loan Documents, the Note and all other instruments, documents, agreements, certifications, and/or certificates at any time given to or held by the Bank in connection with the 2006 Term Loan, the Borrower will not, directly or indirectly, without the prior written consent of the Bank:

(a)  Liens, etc.  Create, incur, assume, or suffer to exist (i) any Lien on the shares of stock of any Material Subsidiary now or hereafter owned by the Borrower or (ii) any Lien, other than Permitted Liens, on any of the properties and assets now or hereafter owned by the Borrower.

(b)  Mergers, etc.  Merge into, consolidate with, or sell, assign, or lease or otherwise dispose of (whether in one transaction or in a series of transactions) (1) all or substantially all of its properties or assets, including its account receivables (whether now owned or hereafter acquired) or (2) any portion of its properties or assets, including its account receivables (whether now owned or hereafter acquired) if the sale, assignment, lease or other disposition of any portion of such properties or assets would have a Material Adverse Effect , to any Person or dissolve, except that the Borrower may (i) merge with or consolidate with any Person so long as the Borrower is the surviving entity and that immediately thereafter and giving effect thereto, no event shall occur and be continuing which constitutes a Default or an Event of Default, (ii) sell, transfer, assign, lease or otherwise dispose of its properties in the ordinary course of business for full and adequate consideration and  (iii) sell, transfer, discount, or otherwise dispose of notes, account receivables, or other rights to receive payment with or without recourse for collection in the ordinary course of its business.

(c)  Alteration of Business.  Materially alter the nature of the business of the Borrower;

(d)  Capital Structure.  Alter its capital structure except to: (i) acquire and hold treasury stocks; (ii) decrease its capital stock authorized as long as such decrease does not result in the reduction of its capital stock issued; (iii) at any time, increase but not decrease its capital stock issued; and (iv) issue preferred stock; provided that after taking any of the actions described in clauses (i) through (iv) above, the Borrower remains in compliance with the Financial Covenants.

(e)  Transactions With Affiliates and Material Subsidiaries.  Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service with any Affiliate, or permit any Subsidiary to enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of the Borrower's or such Subsidiary’s business and upon fair and reasonable terms, no less favorable to the Borrower, or such Subsidiary, as then would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

(f)  Debt/Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(i)

Indebtedness in respect of the 2005 Loan, the 2006 Term Loan  and/or the 2004 Loan;

(ii)

Indebtedness existing as of the Closing Date which is identified in Exhibit “D”, and refinancing of such Indebtedness;

(iii)

Indebtedness incurred in connection with the Borrower’s or any of its Subsidiary’s deferred compensation plans;

(iv)

unsecured Indebtedness (not evidenced by a note or other instrument) of the Borrower owing to a Subsidiary;

(v)

Indebtedness under Financial Contracts;

(vi)

Indebtedness under Short Term Line Financing;

(vii)

other Indebtedness of the Borrower incurred in any given Fiscal Year in an aggregate amount not to exceed $5,000,000.00 per Fiscal Year;

(viii)

any extension, renewal or refunding of any Indebtedness permitted pursuant to clauses (i) through (viii) above, provided that the principal amount of such Indebtedness immediately prior to such extension, renewal or refunding is not increased;

provided, however, that the refinancing of any Indebtedness otherwise permitted by clause (ii) shall not be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

(g)

Loan to Value.  For any period of time extending beyond 5:00 pm ET on any Business Day, permit the then current outstanding principal balance under the 2006 Term Note to exceed the sum of (i) thirty percent (30%) of the Restricted Shares Current Market Value and (ii) the sum of (a) the Pledge Acceptable Securities Collateral Amount plus (b) the Cash Collateral nor permit any Collateral Deficiency to occur and remain in existence beyond 5:00 PM on the Business Day upon which that occurrence shall first arise.

5.03  Reporting Requirements.  Until the 2006 Term Loan is paid in full and the Borrower has fulfilled all of its obligations under this Loan Agreement, the Note and all other instruments, documents, agreements, certifications, and/or certificates at any time given to or held by the Bank in connection with the 2006 Term Loan, the Borrower will, unless the Bank shall otherwise consent in writing, furnish to the Bank:

(a)  Occurrence of Event of Default.  As soon as possible, but in any event within five (5) days after (i) the occurrence of any Event of Default and/or (ii) the earlier of (a) the Borrower’s knowledge of any event resulting in or (b) the delivery or required delivery date, if earlier, of any statement pursuant to subsections 5.03 (b) and 5.03(c) evidencing, the failure of the Borrower to meet any of the Financial Covenants, a statement of the Chief Financial Officer of the Borrower, setting forth the details of such Event of Default and/or failure and the action which the Borrower proposes to take with respect thereto.

(b)  Quarterly Financial Statements.  As soon as available and in any event within (i) forty-five (45) days after the end of the Fiscal Quarter ending on March 31, 2006 (i) a copy of the Borrower’s 10-Q report filed with the Securities and Exchange Commission and (ii) a certificate of the Chief Financial Officer of the Borrower showing the calculation of each Financial Covenant.

(c)  Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower (i) a copy of the Borrower’s 10-K report filed with the Securities and Exchange Commission, (ii) a copy of the annual audit report for such year of the Borrower, including therein the Consolidated balance sheets of the Borrower as at the end of such Fiscal Year and Consolidated statements of income and retained earnings and of Consolidated cash flows of the Borrower for such Fiscal Year and the report of the Accountant, as hereinafter defined, on such financial statements/annual audit report certified by Pricewaterhouse Coopers or other independent certified public accountants of recognized standing reasonably acceptable to the Bank (the “Accountant”) together with (iii) a certificate of the Chief Financial Officer of the Borrower, on such form as the Bank shall reasonably request, setting forth (a) the calculation of each Financial Covenant as of the end of the applicable period and (b) a statement that such officer has no knowledge and has not obtained any knowledge that a Default or an Event of Default has occurred and is continuing, or if, a Default or an Event of Default  has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto.

(d)  Management Letter.  A copy of any management letter received by the Borrower from its accountants, whether with respect to the Borrower and/or any Subsidiary of the Borrower;

(e)  Litigation.  Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, against the Borrower or any Subsidiary of the Borrower of the type described in Section 4.01(h);

(f)  ERISA Default.  As soon as possible, and in any event within ten (10) days after any officer of the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower, setting forth details as to such Reportable Event and the action with is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC and, promptly after receipt thereof, a copy of any notice the Borrower may have received from the PBGC relating to the intention of the PBGC to terminate any Plan or appoint a Trustee to administer any Plan;

(g)  Governmental Reports.  Within ten (10) days after a request therefor by the Bank, copies of any reports and forms filed with respect to all Plans under ERISA;

(h)  Other Information.  Within fifteen (15) Business Days following a request by the Bank, such other information respecting the business, properties, or the condition, financial or otherwise, of the Borrower or any Subsidiary, as the Bank from time to time may reasonably request.

(i)

Daily Compliance Certificate.  As soon as practicable and in any event prior to 10:00 am ET on each Business Day, a written report, reasonably satisfactory in form and scope to the Bank, setting forth (i) the Closing Price for the Common Stock on the immediately preceding completed Business Day, (ii) the number of Restricted Shares subject to the Negative Pledge Agreement as of 10:00 am ET on such date, (iii) after the occurrence of the Lockup Letter Restricted Period Expiration Date, the number of Restricted Shares subject to the Springing Pledge Agreement as of 10:00 am ET on such date, (iv) the Restricted Shares Current Market Value as of 5:00 PM ET on the immediately preceding Business Day, (v) the Cash Collateral on deposit in the Cash Collateral Account as of 5:00 PM ET on the immediately preceding Business Day and (vi) the outstanding principal balance under the 2006 Term Note.

SECTION 5.04.  Financial Covenants.  Until the 2006 Term Loan is paid in full and the Borrower has fulfilled all of its obligations under this Loan Agreement, the Note and all other instrument, documents, agreements, certifications, and/or certificates at any time given to or held by the Bank in connection with the 2006 Term Loan, the Borrower will, unless the Bank shall otherwise consent in advance in writing, do the following:

(a)  Operating Cash-Flow to Total Fixed Charge Ratio.  Maintain a ratio of operating cash flow to total fixed charges of not less than 1.15 to 1.00 as at the end of each fiscal quarter based on the preceding trailing twelve month period.  Operating Cash Flow is defined as (i) net income (ii) less investment gains (losses) (iii) plus proceeds from the sale of Investments consistent with GAAP, (iv) less any other non-recurring income, (v) plus interest expense (excluding interest expense in respect of Short Term Line Financing secured by marketable securities) (vi) plus depreciation (vii) plus amortization, (viii) plus Lease Expense, (ix) plus charges incurred in connection with Lease and Leasehold abandonments, (x) less Cash Dividends paid after March 31, 2005, (xi) less Income Tax Benefit , and (xii) plus income tax expense to the extent it does not result in a required tax payment (xiii) less results related to and charges taken by the Borrower against income for discontinued operations of the Borrower in the amount of $7,292,000.00 for the period ending June 30, 2005; $2,766,000.00 for the period ending September 30, 2005; $1,500,000.00 for the period ending December 31, 2005, and $1,500,000.00 for the period ending March 31, 2006.  Amortization is defined as (i) the amount of any expense(s) required to be recognized by the Borrower, in accordance with GAAP for any period and reflected in the Borrower’s financial statement for such period, for (a) the Borrower’s Intangible Assets, (b) the Borrower’s issuance of (1) any restricted stock, (2) notes, (3) warrants and/or (4) stock to match or fund deferred compensation obligations, (c) cost incurred in the issuance of any options, (ii) less charges taken by the Borrower against income for a given period for discontinued operation of the Borrower.  Total fixed charges are defined as Interest Expense (excluding interest expense in respect of Short Term Line Financing secured by marketable securities) plus Lease Expense plus current maturities on Long Term Debt (without giving effect to (i) the 2005/2004 Term Loan Mandatory Prepayment, as defined in the Loan Agreement Re: $11,000,000.00 Term Loan dated March 14, 2006 by and between the Bank and the Borrower and (ii) payment of principal on the 2006 Term Loan) /current maturities on long term Capital Leases plus Maintenance CAPEX.  Maintenance CAPEX is defined as CAPEX without a corresponding debt or lease financing commitment for the twelve month period under consideration.

(b)  Modified Total Funded Debt to EBITDAR Ratio.  Maintain a modified total Funded Indebtedness to EBITDAR ratio of (i) less than 2.00 to 1.00 as of the end of each fiscal quarter based on the preceding trailing twelve month (12) period for the periods ending December 31, 2005 and (iii) less than 1.75 to 1.00 as at the end of all other fiscal quarters based on the preceding trailing twelve (12) month periods.  Modified total Funded Indebtedness is defined as Funded Indebtedness less Short Term Line Financing secured by marketable securities. For purposes of this subsection 5.04(c), (i) EBITDAR is defined as (i) earnings before (a) interest,(b)  taxes (including, but not limited to, the provision for taxes related to discontinued operations), (c) depreciation, (d) amortization, (e) Lease Expense and (f) charges incurred in connection with Lease and Leasehold abandonment, (ii) less investment gains (losses) , (iii) plus realized gains, (iv) less realized losses (iv) plus (a) $7,292,000 for the period ending June 30, 2005, (b)  $2,766,000 for the period ending September 30, 2005, (c) $1,500,000.00 for the period ending December 31, 2005 and (d) $1,500,000 for the period ending March 31, 2006. For purposes of calculating realized gains or losses on the Borrower’s investments, realized gains and losses are defined as gross proceeds from the sale of the investment less the Borrower’s cash basis in the investment.    Amortization is defined as (a) the amount of any expense(s) required to be recognized by the Borrower, in accordance with GAAP for any period and reflected in the Borrower’s financial statement for such period, for (1) the Borrower’s Intangible Assets, (2) the Borrower’s issuance of (A) any restricted stock , (B) notes, (C) warrants and/or (D) stock to match or fund deferred compensation obligations, (3) cost incurred in the issuance of any options, (b) less charges taken by the Borrower against income for a given period for discontinued operation of the Borrower.

Notwithstanding anything to the contrary contained herein, the Borrower’s failure to meet any of the above Financial Covenants shall constitute an Event of Default only if the Borrower fails to cause the covenant violated to be brought into compliance within forty-five (45) days of the date written notice of the Borrower’s failure to meet a Financial Covenant is given to the Borrower by the Bank.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder and under the Note and all other Loan Documents:

(a)  Non-Payment.  The failure of the Borrower to make within ten (10) days of when due, whether by acceleration, demand or otherwise, any payment of interest, principal or any other sums payable hereunder, under the Note or under any other Loan Document; provided, however, that without limiting any other provisions hereof, in no event shall “any other sums payable hereunder” as utilized in this Section 6.01(a) include or be deemed to include any mandatory prepayment of the 2006 Term Loan pursuant to Section 2.04(b)(i)(a) hereof and without limiting any other provision hereof, any failure of the Borrower to comply with the requirements of section 2.04 (b), including, but not limited to (a) the provision of a mandatory prepayment of the 2006 Term Loan pursuant to Section 2.04(b)(i) hereof and (b) the obligation of the Borrower to Cash Collateralize and/or Securities Collateralize the 2006 Term Loan pursuant to Section 2.04(b)(i) is and shall constitute the occurrence of an event set forth in Section 6.01(b) and, without limiting any other provision hereof, shall constitute an Event of Default.

(b)  Non-Performance.  The failure of the Borrower beyond any applicable cure period to otherwise fully, timely and substantially comply with the terms, covenants, conditions and provisions to be complied with by the Borrower hereunder, under the Note, under any other Loan Document (subject always with respect to Financial Covenants to the last sentence of Section 5.04);

(c)  Failure of Representation and Warranties.  Any representation or warranty made herein or in any other Loan Document or financial statement submitted to the Bank by the Borrower shall be determined to have been incorrect, false and/or misleading in any material respect when made or given;

(d)  Dissolution.  The dissolution or termination of the existence, for any reason, of the Borrower;

(e)   Default under the Loan Documents.  The occurrence of any Event of Default under the Note, the Loan Agreement, any other Loan Document;

(f)  Bankruptcy, Insolvency, Etc.  If the Borrower or any of the Material Subsidiaries should discontinue business, or if the Borrower or any of the Material Subsidiaries should (A)(i) make a general assignment for the benefit of creditors, or (ii) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due, or (iii) apply for or consent to the appointment of a receiver, trustee or liquidator of all or any part of its assets, or (iv) be adjudicated bankrupt or insolvent, or (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt dissolution or liquidation law or statute of any jurisdiction, whether or not now in effect, or (vi) have any such petition or application filed or any such proceeding commenced against it, or (vii) by act or omission indicate its consent to, approval of, or acquiescence in any such petition, application or proceeding, or order for relief, or the appointment of a custodian, receiver or trustee of all or substantially all of their properties, or (B) suffer or permit to continue unstayed and in effect for a period of  sixty (60) days (i) any judgment entered by any court or governmental agency against the Borrower or any one or more of the Material Subsidiaries for damages in the amount in excess of $5,000,000.00, in each instance, and/or (ii) all judgments entered by any court or governmental agency against the Borrower and/or any one or more of the Material Subsidiaries for damages in the combined amount for all such judgments in excess of $10,000,000.00;

(g)  Default with Respect to Other Indebtedness Due Bank.  The occurrence of an event of default under any other present or future Obligations due the Bank or obligations due any Qualified Equipment Lessor (as defined in the 2005 Loan Agreement) by the Borrower and/or any Subsidiary;

(h)  Invalidity of This Loan Agreement, Etc.  This Loan Agreement, the Note and/or any other Loan Document should at any time, after their respective execution and delivery, for any reason cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any further liability or obligation under this Loan Agreement, the Note or the other Loan Documents;

(i)  Default With Respect to Other Indebtedness/Material Indebtedness.  The Borrower shall fail to pay any Material Indebtedness when due and/or the Borrower shall fail to pay Indebtedness owing by the Borrower or any Subsidiary of the Borrower (without duplication) to Persons other than the Bank if the outstanding amount of such Indebtedness, including currently due and payable interest, premiums and other charges when due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by 2006 Term or otherwise if the aggregate outstanding amount of all such Indebtedness is at least $1,000,000.00; or the Borrower shall fail to perform any term, covenant and agreement on its part to be performed under any agreement or instrument evidencing, securing or relating to any Material Indebtedness owed by the Borrower  to Persons other than the Bank when required to be performed, if the effect of such failure is to accelerate or permit the holder or holders of such Material Indebtedness or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Material Indebtedness (after giving affect to all applicable cure periods), unless such failure to perform shall be waived in writing by the holder or holders of such indebtedness, or such trustee or trustees and the Bank shall have received a copy of such waiver;

(j)   Default With Respect to ERISA.  A Reportable Event shall have occurred with respect to any Plan of the Borrower and (i) the Bank is notified by the Borrower, in writing, that the Borrower has determined that such Reportable Event constitutes a reasonable ground for termination of such Plan by the PBGC or the appointment of a receiver to administer the Plan by an appropriate U.S. District Court, or (ii) such proceedings are commenced or such appointment occurs.

SECTION 6.02.  Remedies Upon Default. Upon the occurrence of any Event of Default as aforesaid the Bank, in its discretion, may take one or more of the following actions at the same or different times:

(a)  Declare the Note and all other Obligations due the Bank by the Borrower to be forthwith due and payable in full, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(b)  Exercise all rights and remedies available to the Bank hereunder or any other Loan Document; and/or

(c)  Exercise any and all other rights and remedies available to the Bank, at law or in equity.

It is agreed that upon the occurrence of an Event of Default specified in Section 6.01(f)(A) hereof, the Note and all other Obligations of the Borrower to the Bank hereunder shall forthwith become due and payable automatically, all without notice, demand or protest, all of which are hereby waived.

ARTICLE VII

MISCELLANEOUS

SECTION  7.01.  No Waiver: Cumulative Remedies.  No failure or delay on the part of the Bank, or any other holder of the Note, in exercising any right, power, or remedy hereunder, under the Note or under any other Loan Document shall operate as a waiver thereof  nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder under the Note or under any other Loan Document.  The remedies herein provided are cumulative and not exclusive of any other remedies provided by law or available in equity.

SECTION 7.02. Amendments.  No amendment, modification, termination, or waiver of any provision of this Loan Agreement, the Note, or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and (except in case of a waiver) the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice or 2006 Term on the Borrower in any case shall entitle the Borrower to any other or further notice or 2006 Term in similar or other circumstances.

SECTION 7.03. Notices, Etc.  All notices, requests, demands, and other communications provided for hereunder shall be in writing (including email, telegraphic and telefaxed communications) and shall be sufficiently given when received or three (3) days after mailing (whichever first occurs) and, if delivered by mail, shall be sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Borrower or the Bank, as the case may be, at the addresses listed below or such other address as a party may notify the other parties of in the manner as herein required, from time to time:

To the Borrower:

FIRST ALBANY COMPANIES INC.

677 Broadway

Albany, New York 12207

Attn:  Chief Financial Officer

With a Copy to:

MILBANK, TWEED, HADLEY & McCLOY LLP

1 Chase Manhattan Plaza

New York, New York 10005

Attn: Howard Kelberg

To the Bank:

KEYBANK NATIONAL ASSOCIATION

66 South Pearl Street

Albany, New York  12207

Attention: First Albany Companies

     Richard C. VanAuken, Senior V.P.

With a copy to:

Lemery Greisler, LLC

50 Beaver Street

Albany, New York 12207

Attention: Nicholas J. Greisler, Esq.

SECTION 7.04. Costs, Expenses, and Taxes.  The Borrower agrees to pay on 2006 Term all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, and administration of this Loan Agreement, the Note, and the other Loan Documents, including the reasonable and out-of-pocket expenses of Lemery Greisler LLC, counsel for the Bank with respect thereto, and all costs and expenses, if any, in connection with the enforcement of this Loan Agreement, the Note, and the other Loan Documents whether or not a suit or proceeding should be initiated, including those incurred in any bankruptcy or insolvency proceeding.  In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Loan Agreement, the Note, and the other Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

SECTION 7.05. Execution in Counterparts.  This Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7.06. Binding Effect; Assignment.   This Loan Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights and obligations hereunder, or under the Loan Documents, without the prior written consent of the Bank.

SECTION 7.07  Governing Law.  This Loan Agreement and the other Loan Documents shall, except as otherwise specifically provided, be governed by, construed and enforced in accordance with the law of the State of New York.

SECTION 7.08.  Severability of Provisions.   Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting  the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.09. Participation.  The Bank reserves the right to assign or obtain participants in the 2006 Term Loan without restrictions; provided, that any such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld), and that in the case of any such participation the Bank shall retain the right to take the actions referred to in Section 7.02.  The Bank may furnish to participants and assignees (including prospective participants and assignees) any information concerning the Borrower received by the Bank from time to time pursuant to this Loan Agreement; provided that, each participant and assignee and each prospective participant and assignee shall evidence its agreement to preserve the confidentiality of Confidential Information as contemplated by Section 7.13, hereof, by executing and delivering an agreement to the retain the confidentiality of such information in the form as then used by the Bank for the acknowledgement of the confidentiality of information by participant(s), assignee(s) or prospective participant(s) or assignee(s) in connection with a participation, assignment or prospective participation or assignment by the Bank of its credit extensions.

SECTION 7.10.  Survival of Loan Agreement, Etc. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the 2006 Term Loan and the execution and delivery to the Bank of the Note and the other Loan Documents and shall continue in full force and effect so long as the 2006 Term Loan is outstanding and unpaid.

SECTION 7.11.  Waiver of Trial by Jury, Etc. THE BANK AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS LOAN AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT.  FURTHER, THE BORROWER HEREBY IRREVOCABLY SUBMITS IN ANY LEGAL PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENTS TO THE NON-EXCLUSIVE, IN PERSONAM JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF NEW YORK, COUNTY OF ALBANY AND AGREES TO SUIT BEING BROUGHT IN ANY SUCH COURT.

SECTION 7.12  Right of Setoff.  Upon the occurrence or during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived hereby by them) to set off and apply any and all deposits (time or 2006 Term, provisional or final, but excluding Special Deposits) at any time held by the Bank and other Indebtedness at any time owing by the Bank to or for the credit or account to the Borrower against any and all of the Obligations of the Borrower now or hereinafter existing under this Loan Agreement, the Note and all other Loan Documents, or otherwise, irrespective of whether or not the Bank shall have made any 2006 Term under this Loan Agreement, the Note or any other Loan Document and although such obligation may be unmatured.  The Bank agrees to notify the Borrower after any such setoff and application provided that the failure to give such notice shall not effect the validity of such setoff and the application thereof.  The rights of the Bank under this Section are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which the Bank may otherwise have.

SECTION 7.13.  Confidentiality.  The Bank will not disclose any Confidential Information to any person other than (a) its officers, directors, employees, agents, counsel, auditors and other professional advisors, (b) a proposed assigned, a proposed participant or a proposed counter party and their officers, directors, employees, agents, counsel, auditors and professional advisors, (c) the parties to any swap, securitization or derivative transaction referencing or involving rights or obligations under this Agreement or any other Loan Documents, (d) as required by any law, rule, regulation or judicial process, (e) in connection with any litigation to which the Bank is a party, (f) in connection with the exercise of any right or remedy and under this Agreement or the other Loan Documents, (g) as required by any state, Federal, foreign authority or examiner regulating banks or banking or any aspect of the Bank’s activities, provided that in each case except subparagraphs (c) and (e) the Bank uses reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to Confidential Information disclosed.  As used herein, “Confidential Information” means information that the Borrower furnishes to the Bank on a confidential basis by informing the Bank that such information is confidential and marking such information as such, but does not include any such information that (i) is not disclosed as aforesaid, (ii) is or becomes generally available to the public, or (iii) is or becomes available to such Person or Persons from a source other than the Borrower.

SECTION 7.14  Headings.  Article, Section and Paragraph headings contained in this Loan Agreement are included herein for the convenience of reference only and shall not constitute a part of this Loan Agreement for any other purpose and shall not be deemed to control or affect the meaning or interpretation of any part of this Loan Agreement.

SECTION 7.15  Additional Credit Extensions.  Nothing contained in this Agreement is intended to be an offer or commitment by the Bank to provide any credit extensions and/or loans to the Borrower in addition to the 2006 Term Loan and/or to extend the Stated Maturity Date.  The Borrower and the Bank do hereby acknowledge that the extension of the 2006 Term Loan and each Advance thereunder is at all times subject to satisfaction of the terms and provisions set forth in this Agreement or referenced herein.  It is understood and acknowledged by the Borrower that any such offer or commitment to provide funds in addition to the 2006 Term Loan would be subject to, among other things, receipt by the Bank of internal credit approvals.

SECTION 7.16  2004 Loan Agreement and 2005 Loan Agreement Amendment.  The definition of “Total Fixed Charges” as set forth in section 5.04 of each of the 2004 Loan Agreement and the 2005 Loan Agreement is hereby amended and restated as follows:

Total fixed charges are defined as Interest Expense (excluding interest expense in respect of Short Term Line Financing secured by marketable securities) plus Lease Expense plus current maturities on Long Term Debt (without giving effect to (i) the 2005/2004 Term Loan Mandatory Prepayment, as defined in the Loan Agreement Re: $11,000,000.00 Term Loan dated March 14, 2006 by and between the Bank and the Borrower and (ii) payment of principal on the 2006 Term Loan) /current maturities on long term Capital Leases plus Maintenance CAPEX.

The definition of “amortization” as set forth in section 5.04 of each of the 2004 Loan Agreement and the 2005 Loan Agreement is hereby amended and restated as follows:

Amortization is defined as (i) the amount of any expense(s) required to be recognized by the Borrower, in accordance with GAAP for any period and reflected in the Borrower’s financial statement for such period, for (a) the Borrower’s Intangible Assets, (b) the Borrower’s issuance of (1) any restricted stock, (2) notes, (3) warrants and/or (4) stock to match or fund deferred compensation obligations, (c) cost incurred in the issuance of any options, (ii) less charges taken by the Borrower against income for a given period for discontinued operation of the Borrower.

Notwithstanding anything contained herein, the terms of this Section 7.16 are not intended to and do not serve to effect a novation as to the 2004 Loan Agreement and/or the 2005 Loan Agreement.  The Borrower and the Banks expressly do not intend to extinguish the 2004 Loan Agreement and/or the 2005 Loan Agreement.  Instead, it is the express intention of the Bank and the Borrower to reaffirm the indebtedness created under the 2005 Loan Agreement (including, without limitation, the Note, as defined therein) and the indebtedness created under the 2004 Loan Agreement (including, without limitation, the Note, as defined therein) and the other documents contemplated thereby and to reaffirm the rights and obligations contained in the 2004 Loan Agreement and the 2005 Loan Agreement.  The 2004 Loan Agreement and the 2005 Loan Agreement as amended hereby and each of the Loan Documents, as defined in the 2004 Loan Agreement or the 2005 Loan Agreement, shall remain in full force and effect.  Except as herein amended, the 2004 Loan Agreement and the 2005 Loan Agreement shall remain unchanged and in full force and effect, and each is hereby ratified in all respects.  All of the representations, warranties and covenants contained in the 2004 Loan Agreement and/or in the 2005 Loan Agreement shall survive the execution and delivery of this Loan Agreement.

SIGNATURES ON IMMEDIATELY FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective officers as of the date first above written.

BANK:

KEYBANK NATIONAL ASSOCIATION

By: S/ Richard C. VanAuken

   Richard C. VanAuken, Senior Vice President

BORROWER:

FIRST ALBANY COMPANIES INC.

By:_/s/ Paul Kutey

      Its: CFO

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STATE OF NEW YORK

)

COUNTY OF ALBANY

)

ss0.:

On this ____ day of March, 2006, before me personally appeared Richard C. VanAuken personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

_/s/____________________________

Notary Public, State of New York

STATE OF NEW YORK

)

COUNTY OF ALBANY

)

ss.:

On this ____ day of March, 2006, before me personally appeared _____________________

personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__/s/____________________________

Notary Public, State of New York

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